                           INVESTBIO OPPORTUNITY FUND,
                                   A SERIES OF
                           INVESTBIO OPPORTUNITY TRUST


                              FINANCIAL STATEMENTS
                                      AS OF
                                  JUNE 20, 2002


                                  TOGETHER WITH
                                AUDITORS' REPORT

                                    INVESTBIO OPPORTUNITY TRUST
                                    INVESTBIO OPPORTUNITY FUND
                                Statement of Assets and Liabilities
                                        As of June 20, 2002



ASSETS
Cash                                                                                 $ 100,000
Due from Adviser (Note 3)                                                              122,100
                                                                                     ---------
       TOTAL ASSETS                                                                    222,100
                                                                                     ---------
LIABILITIES
Accrued expenses                                                                       122,100
                                                                                     ---------
NET ASSETS FOR SHARES OF BENEFICIAL
       INTEREST OUTSTANDING                                                          $ 100,000
                                                                                     =========

SHARES OUTSTANDING                                                                      10,000
                                                                                     =========

NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE                             $   10.00
                                                                                     =========

NET ASSETS CONSIST OF:
       Paid-in capital                                                               $ 100,000
                                                                                     =========

The accompanying notes are an integral part of this statement.

                                        INVESTBIO OPPORTUNITY TRUST
                                        INVESTBIO OPPORTUNITY FUND
                                          Statement of Operations
                                            As of June 20, 2002

INVESTMENT INCOME                                                     $       -
                                                                      ---------

EXPENSES
Organization costs                                                      122,100
Reimbursement of expenses by Adviser                                   (122,100)
                                                                      ---------
   NET EXPENSES                                                               -
                                                                      ---------

NET INVESTMENT INCOME                                                 $       -
                                                                      =========



* The commencement of Fund operations was June 20, 2002.


The accompanying notes are an integral part of this statement.

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                           INVESTBIO OPPORTUNITY TRUST
                           INVESTBIO OPPORTUNITY FUND
                        NOTES TO THE FINANCIAL STATEMENTS
                               AS OF JUNE 20, 2002


(1) The InvestBio Opportunity Fund (the "Fund") is a diversified series of the InvestBio Opportunity Trust, an open-end management investment company established as a Delaware business trust under an Agreement and Declaration of Trust dated as of December 17, 2001. The investment objective of the Fund is to provide a sophisticated investment program for investors whose objective is long-term capital appreciation by selecting portfolio securities primarily on the basis of potential capital enhancement by investing primarily, but not exclusively, in both established and emerging biotechnology companies and other companies related to health sciences that the investment adviser, DBGI Advisors, Inc. (the "Adviser"), believes have the potential for significant growth. On June 20, 2002, 10,000 shares of the Fund were issued for cash, at $10.00 per share, to Diversified Biotech Group, Inc. The Fund has had no operations except for the initial issuance of shares.

(2) The Adviser manages the investment of the Fund's portfolio and administers its affairs, subject to the supervision of the Board of Trustees of the Trust. The Adviser has a variety of responsibilities for the general management and administration of the Fund, including the selection of the sub-advisor. For its services, the Fund pays the Adviser an investment advisory fee at the annual rate of 1.00% of the Fund's average daily net assets. BioPharma Capital Limited is the Fund's sub-adviser (the "Sub-Adviser"). The Sub-Adviser provides sub-advisory services to the Fund on a day-to-day basis pursuant to an investment sub-advisory agreement between the Adviser and the Sub-Adviser. As compensation for its sub-advisory services, the Adviser pays a sub-advisory fee to the Sub-Adviser of 60% of the advisory fee.

(3) The Fund is responsible for its own operating expenses. The Adviser has agreed, until at least June 30, 2003, to reduce fees payable to it by the Fund to the extent necessary to limit the Fund's aggregate annual operating expenses to 3.00% of the average daily net assets. Any such reductions made by the Adviser through June 30, 2003 or thereafter in its fees or payments or reimbursement of expenses which are the Fund's obligations ($122,100 as of June 20, 2002) may be subject to repayment by the Fund provided the Fund is able to effect such repayment and remain in compliance with applicable expense limitations, and provided further that the expenses which are the subject of repayment were incurred within three years of such repayment.

(4) Reference is made to the Prospectus and the Statement of Additional Information for a description of the Advisory Agreement, tax aspects of the Fund and the calculation of the net asset value of shares of the Fund.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



TO THE SHAREHOLDERS AND BOARD OF TRUSTEES OF
INVESTBIO OPPORTUNITY TRUST
NEW YORK, NEW YORK


We have audited the accompanying statement of assets and liabilities and of operations of the InvestBio Opportunity Fund, (a series of the InvestBio Opportunity Trust) as of June 20, 2002. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of the InvestBio Opportunity Fund as of June 20, 2002, in conformity with accounting principles generally accepted in the United States of America.





                                       TAIT, WELLER & BAKER



PHILADELPHIA, PENNSYLVANIA
JUNE 20, 2002